Exhibit (e)

FORM OF

DISTRIBUTION REINVESTMENT PLAN

OF

PATHWAY ENERGY INFRASTRUCTURE FUND, INC.

Pathway Energy Infrastructure Fund, Inc., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its board of directors (the “Board of Directors”) on its shares of common stock, par value $0.01 per share (the “Shares”):

1. Each stockholder of record may enroll in the Plan by providing the Plan Administrator (as defined below) with written notice.  To enroll in the Plan, such stockholder shall notify DST Systems, Inc., the Plan administrator and the Company’s transfer agent and registrar (collectively the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the distribution involved.  If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in Shares of the Company as provided herein, and no action shall be required on such stockholder’s part to receive a distribution in Shares. If a stockholder wishes to receive its distributions in cash, no action is required if such stockholder is not currently enrolled in the Plan.

2. The Company shall use newly-issued Shares to implement the Plan. There will be no selling commissions, dealer manager fees or other sales charges on Shares issued to a stockholder.

a) To the extent the Shares are not listed on a national stock exchange or quoted on an over-the-counter market or a national market system (collectively, an “Exchange”):

i.  during any period when the Company is making a “best-efforts” public offering of Shares, the number of Shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to 95% of the price that the Shares are sold in the offering at the closing immediately following the distribution payment date; and

ii. during any period when the Company is not making a “best-efforts” offering of Shares, the number of Shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to the net asset value as determined by the Board of Directors.

b) To the extent the Shares are listed on an Exchange, the number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of the Shares at the close of regular trading on such Exchange on the valuation date fixed by the Board of Directors for such distribution.

3. The Plan Administrator will set up an account for Shares acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”).  The Plan Administrator may hold each Participant’s Shares, together with the Shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.  If a Participant’s Shares are held by a broker or other financial intermediary, the Participant may “opt in” to the Plan by notifying its broker or other financial intermediary of its election.

4. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the current offering price of the Company’s Shares in effect at the time of termination.

5. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Company’s public offering.  The Plan Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders, and will vote any Shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

6. In the event that the Company makes available to its stockholders rights to purchase additional Shares or other securities, the Shares held by the Plan Administrator for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant.

7. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company.

8. Each Participant may terminate his, her or its account under the Plan by filling out the transaction request form located at the bottom of the Participant’s Plan statement and sending it to the Plan Administrator at Pathway Energy Infrastructure Fund, Inc., P.O. Box 219768, Kansas City, Missouri 61421-9768, or by calling the Plan Administrator’s Interactive Voice Response System at (866) 655-3650.  Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least 2 days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any distribution by the Company. Upon any termination, the Plan Administrator will credit the Participant’s account for the full Shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its Shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

9. These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of such Participant’s account under the Plan.  Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on Shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

10. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

11. These terms and conditions shall be governed by the laws of the State of New York.

[                ], 2013